EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Registration	Description of Registration Statement
333-240206	Form S-8 – Stoneridge, Inc. 2016 Long-Term Incentive Plan, As Amended,
333-219648	Form S-8 – Stoneridge, Inc. Deferred Compensation Plan,
333-212867	Form S-8 – Stoneridge, Inc. 2016 Long-Term Incentive Plan, and,
333-287234	Form S-8 – Stoneridge, Inc. 2025 Long-Term Incentive Plan;

of our reports dated March 16, 2026, with respect to the consolidated financial statements and financial statement schedule of Stoneridge, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Stoneridge, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Stoneridge, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Detroit, Michigan
March 16, 2026